Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value of US$0.001 per share, of Forafric Global PLC, a Gibraltar public company limited by shares, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 30, 2022.

Lighthouse Capital Limited

/s/ Joseph Levy Cazes
Name:	Joseph Levy Cazes
Title:	Director

Lighthouse Settlement

/s/ Moses Nahon Cohen
Name:	Moses Nahon Cohen
Title:	Director of Lighthouse Corporation PTC Limited in its capacity as trustee of the Lighthouse Settlement

/s/ Yariv Elbaz
Name:	Yariv Elbaz